Exhibit 7.1


                                    AGREEMENT

     This Agreement is made and entered into as of June 6, 2002, by and between Multimedia Concepts International, Inc., a Delaware corporation ("MCII"), having an address at 1385 Broadway, Suite 814, New York, New York, U.S. Biomedical Corp., a Delaware corporation ("USBC"), having an address at 1385 Broadway, Suite 814, New York, New York, and European American Capital Corp., a British Virgin Island corporation ("EACC"), having an address at P.O. Box 47, Down Road Tortola, British Virgin Islands.

                                    Recitals

         WHEREAS, MCII is a publicly traded company whose common stock trades on the Over the Counter Bulletin Board ("OTCBB") under the symbol "MMCI".

         WHEREAS, shares of MCII's Common Stock currently trade at a price of $.03 per share as reported on the OTCBB;

         WHEREAS, USBC is a publicly traded company whose common stock trades on the OTCBB under the symbol "USBH".

         WHEREAS, MCII owns 3,571,249 shares of common stock, $.001 par value per share, constituting approximately 78.5% of the issued and outstanding shares of Common Stock of USBC, and Ilan Arbel serves as an executive officer and director of USBC;

         WHEREAS, EACC is a privately held company of which Ilan Arbel is an executive officer and a director;

         WHEREAS, by virtue of Ilan Arbel's position as an executive officer and director and as a result of his beneficial ownership of shares of MCII, each of the companies are under the common control of Ilan Arbel;

         WHEREAS, USBC is currently in debt to EACC in the amount of $230,986.59 (the "Debt");

         WHEREAS, due to its current financial situation, USBC is currently unable to repay the Debt to EACC;

         WHEREAS, in lieu of payment by USBC and release by EACC of all of USBC's obligations and responsibilities owed to EACC in connection with the Debt, MCII has agreed to deliver 3,299,808 shares of Common Stock of MCII to EACC (the "Shares");

         WHEREAS, the Shares are being issued to EACC at a valuation of $.07 per share, which is $.04 above MCII's current market price of $.03 per share as reported on the OTCBB. MCII acknowledges that EACC is paying $.04 over the current market value for the Shares and that the delivery of the Shares to EACC is on terms that are more than favorable;

         WHEREAS, in consideration of the issuance of the Shares by MCII to EACC, USBC has agreed to deliver a promissory note, whereby it has agreed to pay $230,986.59 to MCII;
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         NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                      DEBT


Section 1.1       Release of Debt

EACC hereby releases and forever discharges USBC and its officers, directors, agents, employees, successors, assigns and legal representatives from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, demands and/or liabilities of any nature whatsoever in connection with the Debt, whether or not now known, suspected or claimed, arising on or before the date hereof, relating to any matter whatsoever, which EACC, had, now has or may claim to have now against USBC and its officers, directors, agents, employees, successors, assigns and legal representatives.

Section 1.2       Issuance of Promissory Note

In consideration of the issuance of the Shares by MCII to EACC, USBC hereby agrees to deliver a promissory note to MCII, whereby USBC promises to pay to MCII (the "Holder"), the principal sum of $230,986.59 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts (the "Note"). USBC further promises to pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum, such interest to be paid annually, on the last day of each year, commencing on December 31, 2002. The principal sum is to be paid three years from the date on which the Note is dated. Interest shall be calculated on the basis of a 360 day year and actual days elapsed.


                                   ARTICLE II
                            ISSUANCE OF COMMON STOCK


2.1      Issuance and Delivery of the Shares

(a) In consideration of the release and discharge of the Debt set forth under
Section 1.1 of this Agreement, the Shares shall be delivered to EACC and consist of newly issued shares of Common Stock.
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(b) The Shares to be delivered shall be fully paid and non-assessable and shall be free and clear of all liens, levies and encumbrances except that such shares shall be "restricted securities" as that term is defined pursuant to Rule 144, promulgated under the Securities Act of 1933 ("Rule 144"), as amended (the "1933 Act").

(c) MCII shall deliver certificates evidencing the Shares to EACC upon the execution of this Agreement.

2.2  Investment Intent

         (a) EACC is acquiring the Shares for its own account, not as nominee or agent, for investment and not with view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

         (b) EACC understands: (a) that the Shares have not been registered under the 1933 Act by reason of a specific exemption therefrom, that they must be held by EACC, indefinitely, and that EACC must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration; (b) the stock certificates representing the Shares will be endorsed with the following legend:

         "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

         (c) MCII may instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

         (d) EACC acknowledges that it is a sophisticated investor, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this transaction and the investment in the Shares.

         (e) EACC further represents that it is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect and promulgated under the 1933 Act.

                                   ARTICLE III
                                REQUIRED ACTIONS

         All actions and proceedings necessary to be taken by or on the part of MCII, USBC and EACC in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of MCII, USBC or EACC pursuant to, or as contemplated by, this Agreement (collectively, the "Documents") has been duly and validly authorized, executed and delivered by MCII, USBC or EACC and no other action on the part of MCII, USBC or EACC or its representatives is required in connection therewith. MCII, USBC and EACC have full right, authority, power and capacity to execute and deliver this Agreement and each other Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of MCII, USBC or EACC, enforceable in accordance with its respective terms.


                                   ARTICLE IV
                                  MISCELLANEOUS

4.1      Notices

         All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or upon the next business day after it shall have been deposited with a nationally recognized overnight courier such as federal express, or sent by telex, telegram or telecopier, as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

           (a)      if to MCII, to it at:                       with a copy to:

                    Multimedia Concepts                         Gregory Sichenzia, Esquire
                    International, Inc.                         Sichenzia Ross Friedman Ference LLP
                    1385 Broadway, Suite 814                    1065 Avenue of the Americas
                    New York, New York 10018                    New York, NY 10018
                    Fax: (212) 391-4473                         Fax: (212) 930-9725


           (b)      if to USBC, to it at:                       with a copy to:

                    U.S. Biomedical Corp.                       Gregory Sichenzia, Esquire
                    1385 Broadway, Suite 814                    Sichenzia Ross Friedman Ference LLP
                    New York, New York 10018                    1065 Avenue of the Americas
                    Fax: (212) 391-4473                         New York, NY 10018
                                                                Fax: (212) 930-9725

4.2      Assignability; Binding Effect

         This Agreement shall not be assignable by any party except with the written consent of all other parties to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.


4.3      Headings

         The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

4.4      Amendments; Waivers

         This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by MCII, USBC and EACC or, in the case of a waiver, the party or parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

4.5      Entire Agreement

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

4.6      Severability

         In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

4.7      Governing Law

         This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles.

4.8      Counterparts

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

4.9      Expenses

         Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

4.10     Remedies

         It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

4.11     Dispute Resolution

         Except as provided below, the parties agree to submit disputes between them relating to this Agreement and its formation, breach, performance, interpretation and application to arbitration as follows. Each party will provide written notice to the other party of any dispute within one year of the date when the dispute first arises or occurs. If a party fails to provide such notice, recovery on the dispute will be barred. Arbitration will be conducted in New York, New York pursuant to the Rules of the American Arbitration Association ("AAA"), as modified herein. The arbitration shall be conducted by one (1) arbitrator chosen in accordance with the rules of the AAA. Unless the arbitrator finds that exceptional circumstances require otherwise, the arbitrator will grant the prevailing party in arbitration its costs of arbitration and reasonable attorneys' fees as part of the arbitration award. Either party will be entitled to receive in any court of competent jurisdiction injunctive, preliminary or other equitable relief, in addition to damages, including court costs and fees of attorneys and other professionals, to remedy any actual or threatened violation of its rights with respect to which arbitration is not required hereunder.

4.12     Third Party Rights

         This Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.


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
         IN WITNESS WHEREOF, MCII, USBC and EACC have caused this Agreement to be executed as of the date first above written.


Multimedia Concepts International, Inc.



By: ____________________________
Name: Ilan Arbel
Title:   President


U.S. BIOMEDICAL CORP.



By: ____________________________
Name: Ilan Arbel
Title:   President


EUROPEAN AMERICAN CAPITAL CORP.



By: ____________________________
Name:
Title: